Exhibit 99.1

NextNav Inc. Reports Second Quarter 2023 Results

Closes $70 Million in Debt Financing, Including $50 Million in 2Q 2023

Signs Agreement with Top-Tier Global Chip Manufacturer for Licensing of NextNav Technology

Expands E911 Partner Network with additional Nationwide U.S. Carrier

McLean, VA. August 9, 2023 – NextNav Inc. (NASDAQ: NN) (“NextNav” or the “Company”), a leader in next generation GPS and 3D geolocation, today reported financial results for NextNav’s second quarter ended June 30, 2023.

Ganesh Pattabiraman, NextNav Co-founder and CEO, stated, “We continue to see solid strategic momentum in the business as we move into the second half of the year. We closed a $50 million debt financing deal and subsequent to quarter end we closed an additional $20 million investment from existing investors increasing their commitments. This investment is a testament to the fundamentals of our business and the favorable view the market has of our strategic assets and future prospects. We look forward to leveraging these funds, which provide us with multiple years of runway, to continue executing against our business initiatives.

We were also pleased to see the FCC approve our experimental license that allows us to validate our ability to provide highly reliable 3D geo-location and resilient position, navigation and timing (“PNT”) capabilities using a 5G waveform, while simultaneously using that waveform to carry 5G broadband data.

Additionally, we are seeing significant traction in the quarter in our underlying technology licenses as well as government grants. Notably, we recently signed a licensing agreement with a top-tier global chip manufacturer to provide positioning functionality to one of their mainline chipsets and expect it to deliver initial revenue in the second half of 2023.

We are excited by the progress we’ve made thus far in 2023 and look forward to building more value for our shareholders going forward.”

Recent Operational Highlights

  Closes $70 Million Debt Financing: On July 6, 2023, NextNav closed an additional investment of $20 million aggregated principal amount of 10.00% Senior Secured First Lien Notes due December 2026 to a group of lenders from its previously closed $50 million aggregate principal amount. This brings the total gross proceeds from both rounds to $70 million.
  Receives FCC Approval for Experimental License Using 5G Waveform: Following second quarter approval of its experimental license, NextNav began work on a Bay Area network transmitting 5G waveforms to demonstrate the ability to provide resilient PNT services combined with 5G broadband data.
  Completed Successful Testing of PNT Solution: In July, NextNav announced the successful integration and testing of NextNav’s TerraPoiNT assured PNT system with wireless carriers LTE and 5G signals to deliver accurate 3D positioning and timing capabilities without reliance on satellite-based GPS or GNSS signals.
  Licenses GPS Software to Top-Tier Global Chip Manufacturer: Recently, NextNav signed a new licensing agreement with a top-tier global chip manufacturer that will provide positioning functionality for low power GPS tracking to one of the manufacturer’s mainline chipsets implementing a GPS receiver as software intellectual property. The Company expects to begin recognizing revenue under this agreement in the second half of 2023.
  E911/Public Safety: On June 1, 2023, NextNav announced it was selected by a nationwide U.S. carrier to deliver vertical location capabilities for E911 via NextNav’s Pinnacle service. The agreement will enable precise z-axis data – which is increasingly critical for emergency service operations – for 911 calls made on the carrier’s entire device portfolio, expanding the availability of life-saving technology across the United States and exceeding FCC z-axis / E911 requirements. The first devices on the network utilizing the z-axis capabilities are expected to be released later this year.

Three and Six Months Ended June 30, 2023, Financial Highlights:

  Revenue: was $0.8 million in the three months ended June 30, 2023, as compared to $1.4 million in the prior year period. In the six months ended June 30, 2023, revenue was $1.6 million, as compared with $2.6 million in the prior year period. The decrease in both periods was primarily attributable to the prior year period’s significant upfront network integration revenue from technology and services contracts with commercial customers.
  Operating Loss: was $15.0 million in the three months ended June 30, 2023, as compared to an operating loss of $17.0 million in the prior year period. In the six months ended June 30, 2023, operating loss was $29.0 million, as compared to $33.1 million in the prior year period.
  Net Loss: was $15.8 million in the three months ended June 30, 2023, as compared to a net income of $0.8 million in the prior year period. In the six months ended June 30, 2023, net loss was $32.1 million, as compared to a net loss of $8.9 million in the prior year period.
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  Balance Sheet: as of June 30, 2023, the Company had $52.8 million in cash and cash equivalents, $32.2 million in short term investments and has $34 million in debt net of unamortized discount attributed to transaction costs and the issuance of warrants, with a gross value of $50 million notes from the recently announced debt financing deal.

Conference Call Information

NextNav will host a conference call for analysts and investors at 5:00 PM ET on August 9, 2023, to discuss its financial results for the second quarter 2023 and business outlook. To access the call, please register by visiting the following website: https://conferencingportals.com/event/TSgreOeK

Upon registering, each participant will be provided with call details and a registrant ID.

NextNav is also providing an investor relations presentation with information on its business and operations, which is available in the investor relations section of the NextNav website at https://ir.nextnav.com.

A replay of the call can also be accessed via phone through August 16, 2023, by dialing by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 62936.

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation GPS, built on a robust asset platform, including 8MHz of wireless spectrum in the 900MHz band with near-nationwide coverage, intellectual property and deployed network systems. The company's Pinnacle network delivers highly accurate vertical positioning to transform location services, reflecting the 3D world around us and supporting innovative, new capabilities. NextNav's TerraPoiNT network delivers accurate, reliable, and resilient 3D positioning, navigation and timing (PNT) services to support critical infrastructure and other GPS-reliant systems in the absence or failure of GPS.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “anticipate,” “believe,” “expect,” “intend,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “should,” “could,” “would,” “will” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements may relate to, but are not limited to: expectations regarding our strategies and future financial performance, including future business plans or objectives, expected functionality of our geolocation services, anticipated timing and level of deployment of our services, anticipated demand and acceptance of our services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals commercial partnership acquisition and retention, products and services, pricing, marketing plans; our ability to realize the anticipated technical and business benefits associated acquisitions, and any subsequent mergers, acquisitions, or other similar transactions; factors relating to our future operations, projected capital resources and financial position, estimated revenue and losses, projected costs and capital expenditures, and expectations about international markets; projections of market growth and size, including the level of market acceptance for our services; our ability to adequately protect key intellectual property rights or proprietary technology; our ability to maintain our Location and Monitoring Service (“LMS”) licenses and obtain additional LMS licenses as necessary; our ability to maintain adequate operational financial resources, including for research and development, or raise additional capital or generate sufficient cash flows; our ability to develop and maintain effective internal controls; our success in recruiting and/or retaining officers, key employees or directors; expansion plans and opportunities; costs related to being a public company; our ability to maintain the listing of our securities on Nasdaq; macroeconomic factors and their effects on our operations; and the outcome of any known and unknown litigation and regulatory proceedings, as well as assumptions relating to the foregoing.

Accordingly, forward-looking statements should not be relied upon as representing our views of any subsequent date, and we do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Source: NN-FIN

Contact:

Erica Bartsch

Sloane & Company

ebartsch@sloanepr.com

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NextNav Inc.

CONDENSED Consolidated Balance Sheets

(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2023 (unaudited)	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$52,784	$47,230
Short term investments	32,228	8,216
Accounts receivable	1,830	2,168
Other current assets	2,933	3,576
Total current assets	$89,775	$61,190
Network under construction	2,147	3,574
Property and equipment, net of accumulated depreciation of $7,759 and $5,971 at June 30, 2023 and December 31, 2022, respectively	20,938	19,180
Operating lease right-of-use assets	18,602	10,143
Goodwill	17,739	17,493
Intangible assets	10,615	10,397
Other assets	1,652	1,811
Total assets	$161,468	$123,788

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$879	$1,019
Accrued expenses and other current liabilities	5,976	5,241
Operating lease current liabilities	2,757	2,532
Deferred revenue	64	95
Total current liabilities	$9,676	$8,887
Warrants	7,263	4,200
Operating lease noncurrent liabilities	13,762	5,290
Other long-term liabilities	1,647	1,547
Long term debt, net of debt issuance cost and discount	34,042	—
Total liabilities	$66,390	$19,924

Stockholders’ equity:
Common stock, authorized 500,000,000 shares; 108,185,714 and 106,418,442 shares issued and 108,184,537 and 106,417,265 shares outstanding at June 30, 2023 and December 31, 2022, respectively	12	12
Additional paid-in capital	810,011	787,130
Accumulated other comprehensive income	1,823	1,371
Accumulated deficit	(720,611)	(688,492)
Common stock in treasury, at cost; 1,177 shares at June 30, 2023 and December 31, 2022	(4)	(4)
Total stockholders’ equity	$91,231	$100,017
Non-controlling interests	3,847	3,847
Total liabilities and stockholders’ equity	$161,468	$123,788

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 NextNav INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$800	$1,421	$1,630	$2,620
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	3,142	3,001	6,165	6,038
Research and development	4,994	4,170	9,572	8,158
Selling, general and administrative	6,516	10,382	12,570	19,722
Depreciation and amortization	1,178	884	2,303	1,766
Total operating expenses	$15,830	$18,437	$30,610	$35,684
Operating loss	$(15,030)	$(17,016)	$(28,980)	$(33,064)
Other income (expense):
Interest income (expense)	(343)	109	126	109
Change in fair value of warrants	(263)	17,763	(3,063)	24,150
Other income (loss)	14	(37)	(67)	(53)
Income (loss) before income taxes	$(15,622)	$819	$(31,984)	$(8,858)
Benefit (Provision) for income taxes	(148)	8	(135)	(26)
Net income (loss)	$(15,770)	$827	$(32,119)	$(8,884)
Foreign currency translation adjustment	20	(9)	452	(22)
Comprehensive income (loss)	$(15,750)	$818	$(31,667)	$(8,906)
Net income (loss)	$(15,770)	$827	$(32,119)	$(8,884)
Net income (loss) attributable to common stockholders	$(15,770)	$827	$(32,119)	$(8,884)
Weighted average of shares outstanding – basic	106,749	101,071	106,951	99,886
Weighted average of shares outstanding – diluted	106,749	102,381	106,951	99,886
Net income (loss) attributable to common stockholders per share - basic	$(0.15)	$0.01	$(0.30)	$(0.09)
Net income (loss) attributable to common stockholders per share - diluted	$(0.15)	$0.01	$(0.30)	$(0.09)

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NextNav INC.

CONDENSED Consolidated Statements of Cash Flows

(UNAUDITED)

(IN THOUSANDS)

	Six Months Ended June 30,
	2023	2022
Operating activities
Net loss	$(32,119)	$(8,884)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,303	1,766
Equity-based compensation	8,236	13,958
Change in fair value of warranty liability	3,063	(24,150)
Realized and unrealized gain on marketable securities	(191)	—
Equity method investment loss	86	—
Asset retirement obligation accretion	33	26
Amortization of debt discount	480	—
Changes in operating assets and liabilities:
Accounts receivable	338	769
Other current assets	655	1,647
Other assets	75	56
Accounts payable	(140)	(11)
Deferred revenue	(31)	(1,622)
Accrued expenses and other liabilities	1,054	(597)
Operating lease right-of-use assets and liabilities	239	268
Net cash used in operating activities	$(15,919)	$(16,774)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(2,333)	(634)
Purchase of marketable securities	(30,534)	—
Sale and maturity of marketable securities	6,713	—
Purchase of internal use software	(505)	(151)
Net cash used in investing activities	$(26,659)	$(785)

Financing activities
Proceeds from senior secured notes	50,000	—
Payments towards debt issuance cost	(1,838)	—
Payments towards debt	(55)	—
Proceeds from exercise of stock options	39	48
Repurchase of common stocks (withholding taxes)	—	(1)
Net cash provided by financing activities	$48,146	$47
Effect of exchange rates on cash and cash equivalents	(14)	(42)
Net decrease in cash and cash equivalents	5,554	(17,554)
Cash and cash equivalents at beginning of period	47,230	100,076
Cash and cash equivalents at end of period	$52,784	$82,522

Non-cash financing information
Capital expenditure included in accounts payable	$225	$501
Issuance of warrants	$14,598	$—

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